Exhibit 99.1
August 19, 2015
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 4.3 Percent --
-- Reiterates Fiscal Year 2015 Guidance --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.13 billion for the quarter ended July 31, 2015, an 8.4 percent increase over the same period a year ago. Diluted earnings per share increased 15.4 percent to $1.20 from $1.04 in the second quarter of 2014. For the six months ended July 31, 2015, net earnings increased 8.2 percent from the same period a year ago to $1.80 billion, and diluted earnings per share increased 15.9 percent to $1.90.

Sales for the second quarter increased 4.5 percent to $17.3 billion from $16.6 billion in the second quarter of 2014, and comparable sales increased 4.3 percent. For the six month period, sales were $31.5 billion, a 4.9 percent increase over the same period a year ago, and comparable sales increased 4.7 percent. Comparable sales for the U.S. home improvement business increased 4.6 percent for the second quarter and 4.9 percent for the six month period.

“We posted solid results for the quarter and were able to capitalize on big-ticket market share opportunities with strong growth in categories like appliances and outdoor power equipment,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “I would like to thank our employees for their hard work and commitment to serving customers during this important selling season.”

“Our year-to-date earnings per share performance was in line with our expectations.  This, together with the execution of our strategic priorities, gives us confidence in our Business Outlook for 2015,” Niblock added.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $1.5 billion of stock under its share repurchase program and paid $218 million in dividends in the second quarter. For the six month period, the company repurchased $2.5 billion of stock under its share repurchase program and paid $440 million in dividends.

As of July 31, 2015, Lowe’s operated 1,846 home improvement and hardware stores in the United States, Canada and Mexico representing 201.4 million square feet of retail selling space.

A conference call to discuss second quarter 2015 operating results is scheduled for today (Wednesday, August 19) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2015 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until November 17, 2015.

Lowe’s Business Outlook
Fiscal Year 2015 (comparisons to fiscal year 2014; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase 4.5 to 5 percent.

•	Comparable sales are expected to increase 4 to 4.5 percent.

•	The company expects to add 15 to 20 home improvement and hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase 80 to 100 basis points.

•	The effective income tax rate is expected to be approximately 38.1%.

•	Diluted earnings per share of approximately $3.29 are expected for the fiscal year ending January 29, 2016.

Disclosure Regarding Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which the words “believe”, “expect”, “project”, “will”, “should”, “could”, and similar expressions are intended to imply. Statements of the company’s expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales. In addition, we could experience additional impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities that are accounted for under the equity method. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.
The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	July 31, 2015		August 1, 2014		July 31, 2015		August 1, 2014
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$17,348	100.00	$16,599	100.00	$31,478	100.00	$30,001	100.00
Cost of sales	11,367	65.53	10,864	65.45	20,486	65.08	19,508	65.02
Gross margin	5,981	34.47	5,735	34.55	10,992	34.92	10,493	34.98
Expenses:
Selling, general and administrative	3,634	20.94	3,541	21.33	7,047	22.39	6,859	22.87
Depreciation	375	2.16	375	2.26	741	2.35	748	2.49
Interest - net	133	0.77	126	0.76	267	0.85	250	0.83
Total expenses	4,142	23.87	4,042	24.35	8,055	25.59	7,857	26.19
Pre-tax earnings	1,839	10.60	1,693	10.20	2,937	9.33	2,636	8.79
Income tax provision	713	4.11	654	3.94	1,138	3.62	973	3.25
Net earnings	$1,126	6.49	$1,039	6.26	$1,799	5.71	$1,663	5.54

Weighted average common shares outstanding - basic	931		995		940		1,005
Basic earnings per common share (1)	$1.20		$1.04		$1.90		$1.65
Weighted average common shares outstanding - diluted	933		996		942		1,007
Diluted earnings per common share (1)	$1.20		$1.04		$1.90		$1.64
Cash dividends per share	$0.28		$0.23		$0.51		$0.41

Retained Earnings
Balance at beginning of period	$9,085		$10,985		$9,591		$11,355
Net earnings	1,126		1,039		1,799		1,663
Cash dividends	(260)		(229)		(478)		(411)
Share repurchases	(1,418)		(1,046)		(2,379)		(1,858)
Balance at end of period	$8,533		$10,749		$8,533		$10,749

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,121 million for the three months ended July 31, 2015 and $1,033 million for the three months ended August 1, 2014. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,790 million for the six months ended July 31, 2015 and $1,654 million for the six months ended August 1, 2014.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	July 31, 2015		August 1, 2014		July 31, 2015		August 1, 2014
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$1,126	6.49	$1,039	6.26	$1,799	5.71	$1,663	5.54
Foreign currency translation adjustments - net of tax	(229)	(1.32)	4	0.02	(207)	(0.66)	12	0.04
Other comprehensive income/(loss)	(229)	(1.32)	4	0.02	(207)	(0.66)	12	0.04
Comprehensive income	$897	5.17	$1,043	6.28	$1,592	5.05	$1,675	5.58

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		July 31, 2015	August 1, 2014	January 30, 2015
Assets
Current assets:
Cash and cash equivalents		$901	$1,039	$466
Short-term investments		188	90	125
Merchandise inventory - net		9,704	9,315	8,911
Deferred income taxes - net		251	276	230
Other current assets		322	355	348
Total current assets		11,366	11,075	10,080
Property, less accumulated depreciation		19,751	20,368	20,034
Long-term investments		412	382	354
Other assets		1,216	1,312	1,359
Total assets		$32,745	$33,137	$31,827

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt		$1,014	$54	$552
Accounts payable		7,123	6,191	5,124
Accrued compensation and employee benefits		667	635	773
Deferred revenue		1,146	1,039	979
Other current liabilities		2,191	2,094	1,920
Total current liabilities		12,141	10,013	9,348
Long-term debt, excluding current maturities		10,345	10,063	10,815
Deferred income taxes - net		—	187	97
Deferred revenue - extended protection plans		739	743	730
Other liabilities		833	891	869
Total liabilities		24,058	21,897	21,859

Shareholders’ equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
July 31, 2015	928
August 1, 2014	991
January 30, 2015	960	464	496	480
Capital in excess of par value		—	—	—
Retained earnings		8,533	10,749	9,591
Accumulated other comprehensive loss		(310)	(5)	(103)
Total shareholders’ equity		8,687	11,240	9,968
Total liabilities and shareholders’ equity		$32,745	$33,137	$31,827

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	July 31, 2015	August 1, 2014
Cash flows from operating activities:
Net earnings	$1,799	$1,663
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	791	798
Deferred income taxes	(102)	(137)
Loss on property and other assets - net	17	29
Loss on equity method investments	31	31
Share-based payment expense	57	53
Changes in operating assets and liabilities:
Merchandise inventory - net	(804)	(182)
Other operating assets	27	90
Accounts payable	2,005	1,180
Other operating liabilities	343	398
Net cash provided by operating activities	4,164	3,923

Cash flows from investing activities:
Purchases of investments	(488)	(300)
Proceeds from sale/maturity of investments	366	293
Capital expenditures	(570)	(384)
Contributions to equity method investments - net	(39)	(151)
Proceeds from sale of property and other long-term assets	20	24
Other - net	(25)	(7)
Net cash used in investing activities	(736)	(525)

Cash flows from financing activities:
Net decrease in short-term borrowings	—	(386)
Repayment of long-term debt	(31)	(25)
Proceeds from issuance of common stock under share-based payment plans	62	68
Cash dividend payments	(440)	(369)
Repurchase of common stock	(2,629)	(2,051)
Other - net	50	12
Net cash used in financing activities	(2,988)	(2,751)

Effect of exchange rate changes on cash	(5)	1

Net increase in cash and cash equivalents	435	648
Cash and cash equivalents, beginning of period	466	391
Cash and cash equivalents, end of period	$901	$1,039